SETTLEMENT STATEMENT

THIS SETTLEMENT STATEMENT (this "STATEMENT"), dated March 30, 2021 (the "Effective

Date"), is executed and accepted by and between First Bitcoin Capital LLC, a Colorado corporation (the "ASSIGNOR") and ANI HOLDINGS PTY LTD ("ASSIGNEE"). The Company and ANI are each respectively referred to herein as a "Party" and collectively as "the Parties."

WHEREAS, the Parties entered into that certain Assignment and Assumption Agreement dated as of March

30, 2021 pursuant to which the Company transferred to ANI two convertible promissory notes in the face principal amounts of $1          and $250,000 in exchange for ANI owing the Assignor the full unpaid portion of principal and interest plus 1% now owed to Assignor but as originally issued by Kronos Advanced Technologies, Inc (KNOS) to Assignor;

WHEREAS, the amount outstanding pursuant to the Notes, as of January 31, 2021 was $1,191,307 in principal and $54,838.76 in interest;

WHEREAS, ANI has agreed and hereby now owes to Assignor the full uncollected portion of the principal and interest due on the Note plus 1%; and

WHEREAS, the Parties, if Assignor desires to ftllly and finally settle all claims between them with respect to ANI's debt to Assignor, should Assignee convert KNOS note(s) to shares, ANI will transfer those shares to Assignor on demand should the debt to Assignor remain unpaid and that those shares will serve as collateral to secure ANI's debt to Assignor.

NOW, THEREFORE, in consideration of the mutual and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that any claims arising from any amounts owed by ANI to Assignor, pursuant to the assigned Notes (including due to any events of default under the ANI's obligation to Assignor) (the "Settled Claims") will be fully and finally settled upon the following terms and conditions:

Section l. Settlement. In exchange for Assignor's settlement and release of the Settled Claims, ANI shall have make payments of the principal and interest above referenced plus 1% owed to Assignor when it collects from issuer (KNOS) by wire transfer of immediately available funds but no later than within 2 years from the date hereof.

Upon the successful payment of all principal and interest plus 1%, the debt to Assignor shall be considered fully repaid and ANI shall retain full ownership of the Note(s) including conversion rights or any shares proportionally converted.

Section 2. Default. In the event that ANI defaults in paying the full principal and interest plus 1% to Assignor, the ownership in the notes shall revert to Assignor.

Section 3. Should ANI convert the notes into stock of KNOS, those shares shall be used as collateral to secure Assignors interest therein until the obligations to Assignor are fully paid.

Section 4. Power, Authority and Capacity. Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

Section 5. Preparation of Agreement. Each Party represents to the other that its counsel has negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement 'was drafted jointly by the Parties hereto and each Pany has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be constnxed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 6. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there shall have been no other assignment or other transfer of any interest in any Released Claim.

Section 7. Severability. If any provision of the underlying Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of the underlying Agreement will remain in full force and effect. Any provision ofthis Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8. Amendment; Governing Law. This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties. This Agreement shall be governed by and construed under the laws of the State of Colorado without regard to principles of conflicts of law.

Section 9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10. Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section I l. Entire Agreement. This Statement and the underlying Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto. No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 12. Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modiW, explain, enlarge or restrict any of the provisions of this Agreement.

Section 13. Rule 144 Compliance. The Parties shall meet all requirements to satisö' the availability of Rule 144 to the exercise of conversion rights and transference between the parties, or its assigns including but not limited to timely fulfillment of its filing requirements as a non-reporting issuer.

Section 14. Moratorium on Resale after Conversion. From March 30h• 2020 until the obligations to Assignor are fully paid off and the debt to Assignor retired, ANI agrees to refrain from selling any portion of shares it receives after converting the note into KNOS stock. ANI further agrees to refrain from engaging in any short-selling of shares of the KNOS.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

First Bitcoin Capital LLC

Name: Simon Rubin

Title: Manager

ANI Holdings